                                      A600

                                                            EXHIBIT 99(a)(5)(BB)

[GOLDMAN SACHS LOGO]

THIS TRANSACTION, WHILE SOMEWHAT COMPLEX ON THE SURFACE, WAS IN FACT DRIVEN BY THE STRONG DESIRE, BY THE NOVA FAMILY, TO SIMPLY AND FOCUS THE COMPANY, WHICH THEY FOUNDED, INTO ONE IN WHICH THEY HAD (A) GREATER RELATIVE OWNERSHIP AND CONTROL, (B) MORE HIGH GROWTH AND DEVELOPMENT ASSETS AND (C) A SIMPLER FROM OF CORPORATE GOVERNANCE.


NOVA RESTRUCTURING AND RECAPITALIZATION PLAN
GOLDMAN SACHS AS ADVISOR TO THE NOVA FAMILY
TALKING POINTS ONLY (DO NOT FAX OR MAIL TO CLIENTS)(a)


On August 18th, NOVA announced a definitive agreement with FUND to exchange FUND's Operating Units in NOVA Realty Group Limited Partnership for NOVA's interest in ten regional malls. Goldman Sachs advised the NOVA family in the transaction. (See attached Merger Memorandum for details and schematic.) The following bullet points highlight key selling points that you can share with your clients:

BACKGROUND: NOVA FAMILY HIRED GOLDMAN SACHS TO PROTECT THEIR INTERESTS IN A POTENTIALLY CONTENTIOUS SITUATION
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-  Fund (which owned 43.5% of NOVA) and Family (23.4%) agreed to investigate alternatives to reduce FUND's stake in NOVA.

- MSDW retained to advise/protect Independent Board Members (i.e., the REIT) interests, and AEW retained to advise/protect FUND.

- Early on, advisors (AEW and MSDW) sought value and structure concessions from the Family in order to "get the deal done".

   - In addition, Auto Co., parent of Fund, is one of MSDW's, largest institutional clients

   - Parker Gilbert, former MSDW Chairman, is an influential independent Board Member at the NOVA REIT

- GS (and Wachtell Lipton) were free to be biased advocates on behalf of the NOVA family and indirectly for the New NOVA versus both AEW and MSDW

   - MSDW was merely "brokering" the overall deal and providing a fairness, to make everyone happy.

   - GS helped the NOVA family define and defend its objectives versus the other two stakeholders

STEP ONE: "RESTRUCTURING" DOES NOT EQUAL "SALE" OF NOVA
-------------------------------------------------------

-  The Family and Goldman Sachs stood united in not wanting to put NOVA
   "in play"

- Given the caliber of NOVA's assets (i.e., Short Hills Mall) and brand name, a transaction with significant contingencies and/or subject to shareholder approval could result in putting NOVA "in play".

   - Early structures considered included spining-off the FUND's malls into a separately-traded entity, which would have required a shareholder vote.

-  Goldman and Family proposed the restructuring/recapitalization format

   -  No shareholder vote

   - Creates separate portfolio for FUND, who exchanges OP units for properties

   -  No impact on NOVA 1999E FFO/share


(a) Marketing letter, attached, can be sent to clients.


RESTRICTED CONFIDENTIAL                                        GS01080 CONTINUED

                                      A601

[GOLDMAN SACHS LOGO]

NOVA RESTRUCTURING AND RECAPITALIZATION PLAN
GOLDMAN SACHS AS ADVISOR TO THE NOVA FAMILY
TALKING POINTS ONLY (DO NOT FAX OR MAIL TO CLIENTS)(a)


STEP TWO: CORPORATE M&A VERSUS REAL ESTATE ASSET SALE TIMING/MOMENTUM
---------------------------------------------------------------------

-  Time was the enemy, from the Family's point of view

   -  Higher likelihood of a leak, prior to reaching a definitive agreement

   - Higher likelihood of the FUND changing its mind and/or tactics to exit its NOVA investment

   -  Higher likelihood of an interloper emerging for 100% of NOVA

-  FUND predisposed to approach the transaction as a "typical" real estate deal

   -  Extensive due diligence requirements

   -  Extensive reps and warranties

   -  Extensive contingencies and potential "outs"

- Goldman Sachs helped the Family drive the deal and reach a more expedited definitive, non-contingent agreement

   -  Six weeks, not six months, to closing (September 30th)

   -  No contingencies

   -  Limited reps and warranties

STEP THREE: GS HELPED THE FAMILY TO EVALUATE THE PRO FORMA IMPACT OF THE TRANSACTION ON THEIR INVESTMENT IN NOVA
------------------------------------------------------------------------

- Attended key sessions held by the stakeholders and their advisors regarding the valuation of Old NOVA

-  Prepared detailed analytical models on a property-by-property basis

- Conducted research regarding the corporate governance to advise the Family on voting rights, board seats and other issues in the NEWCO.

- We helped the Company to analyze their recapitalization which includes tendering for $1.1 billion of outstanding unsecured debt, short term bridge financing (provided by UBS) and replacing the bridge financing with secured (mortgage) financing

- We believe the changes to the corporate structure and governance of NEWCO, now more typical of an UPREIT, will make NOVA easier for investors to understand


(a) Marketing letter, attached, can be sent to clients


RESTRICTED CONFIDENTIAL                                                  GS01081